Exhibit 99.2

FOSSIL GROUP, INC. ANNOUNCES LEADERSHIP CHANGES

Jeffrey N. Boyer Named Interim CEO and Director

Kevin Mansell Becomes Chairman of the Board of Directors

_____________________________________________________________________

Richardson, TX. March 13, 2024 – Fossil Group, Inc. (“Fossil” or “the Company”, NASDAQ: FOSL) today announced that Kosta N. Kartsotis is stepping down from his position as Chief Executive Officer and a member of the Board of Directors (the “Board”), effective immediately. To ensure a seamless transition, Kartsotis will remain with the Company in a transitional role until September 2024 and, thereafter, will provide consulting services to the Company until September 2025.

Jeffrey N. Boyer, the Company’s Executive Vice President and Chief Operating Officer since April 2021, has been appointed as Interim CEO and as a member of the Board of Directors, effective immediately. The Board has retained an executive search firm to identify a permanent CEO and will consider both internal and external candidates.

Kevin Mansell, Lead Independent Director of the Board, has been appointed as Chairman of the Board, effective immediately. Mansell was elected to the Board in May 2019, and is currently the Lead Independent Director and Chairman of the Company’s Compensation and Talent Management Committee. Mansell has over 40 years of retail industry experience, most recently serving as Chairman, CEO and President of Kohl’s Corporation (NYSE: KSS), one of the largest department store retail chains in the U.S., until his retirement in May 2018.

Mr. Mansell stated, “On behalf of the entire Board, I thank Kosta for his unwavering commitment and leadership to Fossil. We have great confidence in Jeff to guide the Company through this period of transition as we undergo a strategic review, continue to advance our Transform and Grow Plan and pursue our search for the Company’s next CEO in our effort to create long-term value for our stockholders.”

Boyer has over 30 years of experience in retail and has been instrumental in leading key initiatives under the Company’s TAG Plan. He has been a member of the executive leadership team at Fossil Group since 2017 and has served as Chief Operating Officer since April 2021. He previously served as the Company’s Chief Financial Officer and Treasurer for four years and was a member of the Board of Directors for 10 years prior to joining the management team. Prior to Fossil Group, he held executive leadership positions across the retail and consumer landscape, including Pier 1 Imports, Inc., Tuesday Morning Corporation, 24 Hour Fitness Worldwide Holdings, Inc., and Michaels Stores, Inc.  Prior to his work in retail, he served in leadership roles in several consumer product firms including The Pillsbury Company and Kraft General Foods.

Boyer is currently a member of the Board of Directors of Sally Beauty Holdings, Inc. (NYSE: SBH), where he serves on the Audit Committee and the Compensation and Talent Committee.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include watches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories, and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Safe Harbor

Safe Harbor Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: risks related to the success of the Transform and Grow plan; a failure to meet the continued listing requirements of Nasdaq; the impact of activist shareholders; a downgrade in our debt ratings; our level of indebtedness; our ability to achieve consistent profitability or positive cash flow; increased political uncertainty, the effect of worldwide economic conditions; the effect of a pandemic; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligation; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Relations Contact:

Christine Greany

The Blueshirt Group

(858) 722-7815

christine@blueshirtgroup.com

Additional Information and Where to Find It

The Company intends to file with the SEC a proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for the 2024 Annual Meeting of Stockholders (the “Proxy Statement”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company’s website at https://www.fossilgroup.com/investors/.

Participants

Fossil, its directors and executive officers and other members of management and employees will be participants in the solicitation of proxies with respect to a solicitation by Fossil. Information about Fossil’s executive officers and directors and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant materials that may be filed with the SEC by Fossil. Information regarding Fossil’s directors and executive officers is available at “Proposal 1: Election of Directors,” “Executive Officers” and “Security Ownership of Certain Beneficial Owners and Management” in its definitive proxy statement for the 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 12, 2023, and in its Current Reports on Form 8-K filed with the SEC on June 28, 2023 and August 9, 2023. To the extent holdings by our directors and executive officers of Fossil securities reported in the proxy statement for the 2023 Annual Meeting or in such Form 8-Ks have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.